EXHIBIT 10.1
EXECUTION VERSION
THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION PURSUANT TO
THE FEDERAL ARBITRATION ACT (9 U.S.C. § 1 ET SEQ.) AND/OR THE S.C.
UNIFORM ARBITRATION ACT (S.C. CODE § 15-48-10 ET SEQ.)
AMENDED AND RESTATED
EMPLOYMENT AND NONCOMPETITION AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (the “Agreement”) is made and entered into on  September 20, 2022 (the “Signing Date”) by and between Blackbaud, Inc., a Delaware corporation (the “Company”), and Michael P. Gianoni (“Executive”).
RECITALS
WHEREAS, the Company and Executive are parties to that December 11, 2019 Amended and Restated Employment and Noncompetition Agreement (the “Prior Agreement”);
WHEREAS, the parties desire to amend and restate the Prior Agreement pursuant to the terms of this Agreement;
WHEREAS, the Company desires to continue to employ Executive as the President and Chief Executive Officer of the Company;
WHEREAS, Executive is willing to accept continued employment in such positions with the Company in accordance with the terms of this Agreement; and
WHEREAS, following execution of this Agreement and effective upon the Term Commencement Date, this Agreement shall become effective and the Prior Agreement shall be superseded and replaced in its entirety by this Agreement;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, IT IS HEREBY AGREED AS FOLLOWS:
AGREEMENT
1.    Employment; Term. Subject to and upon the terms and conditions herein provided, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company for the term of this Agreement, which term shall begin as of January 1, 2023 (the “Term Commencement Date”) and shall continue thereafter until December 31, 2025 (the “Initial Term”), unless Executive’s employment is earlier terminated as provided in Section 4 herein. The Company’s Board of Directors (or a committee thereof) may elect to renew the term of this Agreement for successive terms (each a “Renewal Term”), upon written notice provided to Executive at least ninety (90) days in advance of the expiration of the Initial Term or Renewal Term. In the event the Company elects to renew this Agreement prior to the expiration of the Initial Term or any Renewal Term, Executive may elect not to renew this Agreement by providing no less than seventy-five (75) days advance written notice of his intention not to renew the Agreement. In the event the Company elects not to renew this Agreement prior to the expiration of the Initial Term or any Renewal Term, the Company will provide written notice to that effect to Executive at least ninety (90) days prior to the expiration of the Initial Term or Renewal Term as the case may be. For purposes of this Agreement, any time period in which Executive is employed hereunder, whether during the Initial Term or any Renewal Term, will be referred to as the “Term.”
2.    Executive Responsibilities. During the Term, Executive shall serve as President and Chief Executive Officer of the Company, and shall have the power and authority to conduct the business of the Company commensurate with the office of Chief Executive Officer. Executive shall report directly to the Company’s Board of Directors (the “Board”). Executive shall perform duties consistent with Executive’s knowledge, experience and position with the Company. In performing such duties, Executive shall be subject to and shall abide by all written policies and procedures developed by the Company for, and all the written rules and regulations applicable to, senior executives of the Company.
During the Term, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote substantially all of his business time, energies, skills and attention to the affairs and activities of the Company and the discharge of his duties and responsibilities; provided, however, that Executive shall be allowed to attend to personal and family affairs and investments and he shall be allowed to serve on the board of directors of no more than four (4) for-profit or not-for-profit entities that are not affiliated with the Company, provided that no more than two (2) of such entities may be publicly traded, and any additional boards of directors as have been or may be approved in advance by the Chairman of the Board; and provided further, however, that while carrying out such activities and while serving on such boards, Executive’s ability to devote the required time, energies, skills and attention to perform his duties hereunder will not be impaired. During the Term and unless otherwise determined by the Board, the Board shall nominate Executive to be a member of the Board prior to the expiration of each of his terms as a director of the Company, with his election to the Board subject to shareholder vote.
Unless otherwise determined by the Board, the place of employment of Executive shall be at the Company’s principal executive offices in Charleston, South Carolina, although Executive acknowledges and agrees that he shall be required to travel on Company business regularly during the Term.
3.    Compensation and Benefits.
3.1    Base Salary. In consideration for the services provided hereunder, during the Term of this Agreement, the Company shall pay to Executive an annual base salary of no less than $800,000 (as adjusted from time to time, the “Base Salary”), subject to applicable federal, state and local payroll taxes and other withholdings required by law or properly requested by Executive. The Base Salary shall not be decreased at any time (including after any increase) without Executive’s written consent. The Base Salary shall be payable in conformity with the Company’s customary payroll practices. The Board (or a committee thereof) will consider increases to the Base Salary on an annual basis as part of the Company’s regular executive compensation review process; provided, however, that such Base Salary shall be increased solely at the discretion of the Board (or a committee thereof).
3.2    Bonus. For calendar year 2023 and each subsequent calendar year during the Term of this Agreement, Executive shall be eligible to receive an annual cash performance bonus (“Bonus Compensation”), targeted at 100% of Executive’s then current Base Salary, dependent upon the achievement of pre-established performance goals established by the Board (or a committee thereof) in its discretion. Bonus Compensation may be greater than the annual target amount and up to two (2) times the annual target amount for performance in excess of the pre-established performance goals. Similarly, the Bonus Compensation may be less than the annual target amount (including zero) if the Company’s performance is below the pre-established goals and/or based on the Board’s (or committee’s) evaluation of Executive’s performance. Bonus Compensation shall be paid in cash in a lump sum (less any required taxes and withholdings) at such time as the Company customarily pays annual cash performance bonuses, subject to the terms established by the Board (or committee) and the parameters of any applicable plan pursuant to which the Bonus Compensation is awarded.
3.3    Additional Compensation and Benefits. During the Term of this Agreement, Executive shall also be eligible for the following additional compensation and benefits:
(a)    Executive shall be eligible to participate in all employee benefit plans and fringe benefits (including post-retirement benefit plans and programs, if any) as may be provided by the Company from time to time on the same basis as other senior executives of the Company are eligible, subject to and to the extent that Executive is eligible under such benefit plans in accordance with their respective terms. Executive acknowledges that the Company may seek to obtain key-man life (or similar) insurance in connection with Executive’s employment, and Executive agrees to cooperate with the Company’s reasonable requests to obtain such coverage, including, without limitation, submitting to reasonable physical examinations.
(b)    Executive shall be entitled to reasonable periods of paid time off during the Term in accordance with the Company’s policies regarding paid time off and paid holidays for senior executives of the Company.
(c)    The Company shall pay or reimburse Executive for all of his out-of-pocket expenses reasonably incurred in the performance of his duties hereunder on behalf of the Company, including, but not limited to, overnight delivery charges, long distance telephone and facsimile charges and travel expenses (including airfare, hotels, car rental expenses and meals), all in accordance with the Company’s expense reimbursement policies now in force or as such policies may be modified in the future. Payment shall be due after the Company’s receipt of Executive’s invoice or expense report therefor in accordance with the Company’s expense reimbursement policies. In addition, the Company and Executive agree that the Company shall reimburse Executive for Executive’s reasonable legal expenses incurred in connection with the negotiation and drafting of this

Agreement; provided, however, that the Company’s obligation to reimburse such expenses shall be capped at $15,000.00.
(d)    During the Term, the Company shall make available to Executive health, life and short and long-term disability insurance, in scope and coverage equivalent to that provided to other senior executives of the Company; provided, however, that the short and long-term disability insurance coverage shall be for an amount not less than 60% of Executive’s Base Salary and such coverage may be provided by the Company supplementing benefits provided under the Company’s existing group disability policy, as necessary.
(e)    During the Term, commencing with the 2023 calendar year, the Company may award Executive an annual equity-based award (in a form to be determined by the Board (or a committee thereof)) with a target value of $6 million to $9 million (the “Target Award”) and a value ranging from zero to 250% of the Target Award (each, an “Annual Equity-Based Grant”). The actual value of each Annual Equity-Based Grant, if any, will be determined by the Board (or a committee thereof) in its sole discretion based on a review of Executive’s performance during the Company’s regular executive compensation review process. The Annual Equity-Based Grant shall vest in three equal installments with ⅓ vesting on each of the first three anniversaries of the grant date (or such shorter vesting schedule as may be provided by the Board or applicable committee), provided that Executive remains employed by the Company as of the relevant vesting date, and provided further that up to 70% of the Annual Equity-Based Grant also may be subject to Company performance with respect to the achievement of pre-established performance goals established by the Board (or a committee thereof) in its discretion, and to the extent that the Annual Equity-Based Grant is comprised of such a performance-based equity award, then subject to achievement of the applicable performance goals, it shall vest in three equal installments with ⅓ vesting on each of the first three anniversaries of the grant date (or such shorter vesting schedule as may be provided by the Board or applicable committee). To the extent an Annual Equity-Based Grant consists of shares of restricted stock or restricted stock units, the number of such shares or units will be determined by dividing the value of the Annual Equity-Based Grant (or applicable portion thereof) by the value of one share of the Company’s common stock. The value of one share of the Company’s common stock will be determined as if its price were the average closing sales price of the Company’s common stock for the thirty (30) trading days preceding the grant date as quoted on the stock exchange on which the Company’s common stock is then traded. To the extent an Annual Equity-Based Grant consists of stock appreciation rights, the number of stock appreciation rights will be determined by dividing the value of the Annual Equity-Based Grant (or applicable portion thereof) by the value of a stock appreciation right covering one share of the Company’s common stock. The value of a stock appreciation right covering one share of the Company’s common stock will be determined as if its exercise price were the average closing sales price of the Company’s common stock for the thirty (30) trading days preceding the grant date as quoted on the stock exchange on which the Company’s common stock is then traded and the value of such stock appreciation right will be determined by valuing it as if it were a stock option, using the Black-Scholes valuation methodology. The exercise price for each stock appreciation right covered by an Annual Equity-Based Grant will be the closing sales price for the Company’s common stock on the grant date as quoted on the stock exchange on which the Company’s common stock is then traded. The Annual Equity-Based Grant shall be governed by the terms and conditions of the applicable equity award agreement between Executive and the Company.
With respect to each of the benefit items listed in this Section 3 and any vesting or other criteria for eligibility applicable thereto, Executive shall be credited with length of service beginning as of the initial date of his employment by the Company, except as otherwise required by law or provided by the applicable benefit plan.
For avoidance of doubt and pursuant to Section 5.2, if Executive continues to serve as a member of the Board following termination of employment as President and Chief Executive Officer of the Company, such continued service on the Board will constitute continuous service for purposes of vesting of any of Executive’s then-unvested equity grants at the time of Executive’s termination of employment.
3.4    Compensation Clawback Provision. Executive agrees to promptly return to the Company any and all bonus and incentive-based compensation, including stock options and other equity-based compensation as well as profits and gains attributable thereto, Executive received from the Company to the extent the Company is entitled or required to recover such amounts by the terms of (a) any Company clawback or recoupment policy (as adopted, amended, implemented, and interpreted by the Company from time to time) which relates to the clawback or recoupment of such bonus and incentive-based compensation which was paid to Executive on the basis of revenues, net income, cash flow or other financial parameters relating to the Company’s financial performance which were subsequently determined by the Company’s independent auditors to have been materially inaccurate; (b) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as may be amended) and any implementing rules and regulations promulgated thereunder; and/or (c) Section 304 of the Sarbanes Oxley Act of 2002 (as may be amended) and any implementing rules and regulations promulgated thereunder.
4.    Termination.
4.1    For Cause by the Company. During the Term, the Company may terminate Executive’s employment under this Agreement at any time for “Cause” and Executive shall thereafter be entitled to no compensation or benefits under this Agreement or otherwise, except as provided in Section 5.1 hereof. For purposes of this Agreement, “Cause” means:
(a)    Executive’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Executive is charged, other than unintentional motor vehicle felonies, routine traffic citations or a felony predicated exclusively on Executive’s Vicarious Liability. “Vicarious Liability” for purposes of this Agreement shall mean any act for which Executive is constructively liable, including, but not limited to, any liability that is based on acts of the Company for which Executive is charged solely as a result of his offices with the Company and in which he was not directly involved or did not have prior knowledge of such actions or intended actions;
(b)    any act of theft, fraud or embezzlement or other unlawful act, or any other misconduct or dishonesty by Executive, which is materially detrimental to the reputation, business, and/or operations of the Company or any subsidiary or which results in or is intended to result in Executive’s personal gain or enrichment;
(c)    Executive’s willful and repeated failure or refusal to perform his reasonably-assigned duties (consistent with past practice of the Company) in accordance with Section 2 (other than due to his incapacity due to illness or injury) under this Agreement, provided that such willful and repeated failure or refusal is not corrected as promptly as practicable, and in any event within thirty (30) calendar days after Executive shall have received written notice from the Company stating the nature of such issue;
(d)    Executive’s violation of any of his material obligations contained in Section 7 herein or otherwise under this Agreement or in that certain Employee Nondisclosure and Developments Agreement dated December 11, 2019 and attached as Exhibit A hereto;
(e)    personal conduct by Executive (including but not limited to employee harassment or discrimination) which materially discredits or damages the Company or any subsidiary;
(f)    Executive’s illegal use of controlled substances; and/or
(g)    Executive’s willful and knowing filing of a fraudulent certification under Section 302 of the Sarbanes Oxley Act.
If following Executive’s termination of employment for any reason other than Cause, information is discovered that leads the Board to determine that Executive engaged in an act or omission which would have constituted Cause for termination of employment pursuant to Section 4.1(b), (d), (f) or (g) above, Executive’s termination shall be deemed to have been terminated for Cause for all purposes of this Agreement and Executive shall be obligated to repay to the Company all severance and other benefits he already has received in connection with such termination of employment.
If the Company terminates Executive’s employment for Cause, the provisions of Section 5.4 shall also apply.
4.2    Termination Without Cause by the Company. During the Term, the Company may terminate Executive’s employment under this Agreement at any time and for any reason without Cause. If the Company terminates Executive’s employment pursuant to the provisions of this Section 4.2, Executive shall receive the compensation and benefits described in Sections 5.1 and 5.2 hereof. In the event there is a Change in Control (as defined in Section 4.7 hereof) and if the Company terminates Executive’s employment without Cause pursuant to the provisions of this Section 4.2 within twelve (12) months after a Change in Control, then Executive shall also receive any additional benefits described in Section 5.3 hereof.
4.3    Termination Without Good Reason by Executive. During the Term, Executive may voluntarily terminate his employment under this Agreement by giving the Company written notice no less than sixty (60) calendar days in advance of the effective date of such termination. Any such voluntary termination by Executive shall not constitute a breach of this Agreement. If Executive voluntarily terminates his employment pursuant to the provisions of this Section 4.3, Executive shall thereafter be entitled to no further compensation or benefits under this Agreement or otherwise, except as provided in Sections 5.1 and 5.5 hereof.
4.4    Termination for Good Reason by Executive. During the Term, Executive may terminate his employment under this Agreement for “Good Reason.” For purposes of this Agreement, “Good Reason” means any of the occurrences described in (a) through (e) below other than as consented to in writing by Executive, provided, however, that Executive must provide detailed written notice to the Company of such occurrence and his anticipated termination within ninety (90) days after the initial existence of such occurrence and such termination shall not become effective until the occurrence goes uncorrected by the Company for thirty (30) days after receiving detailed written notice from Executive, provided further, that for the avoidance of doubt, if during the thirty (30)-day cure period, the Company and Executive are negotiating in good faith to address the circumstances, Executive’s termination for Good Reason shall not occur unless and until the Company and Executive have ceased good faith negotiations and the occurrence has not been remedied, but in no event may Executive’s termination occur more than one (1) year following the initial existence of the event giving rise to “Good Reason.”
(a)    Any materially adverse change or material diminution in the office, title, duties, powers, authority or responsibilities of Executive in his capacity as of an officer of the Company;
(b)    A material failure of the Company to pay or provide Executive with Base Salary or Bonus Compensation that has become due and payable to Executive;
(c)    A material reduction in Executive’s then Base Salary;
(d)    Failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any purchaser of all or substantially all of the assets of the Company within thirty (30) calendar days after a sale or transfer of such assets;
(e)    Removal of Executive as a director on the Board of the Company prior to the expiration of his then applicable term as a director on the Board of the Company during the Term of this Agreement; and/or
(f)    A relocation of the Company’s principal office, or Executive’s own office location as assigned to him by the Company, to a location more than fifty (50) miles from Charleston, South Carolina; provided that such relocation materially increases Executive’s commute to work.

In the event Executive terminates employment with the Company pursuant to the provisions of this Section 4.4, Executive shall receive the compensation and benefits described in Sections 5.1 and 5.2 hereof. In the event there is a Change in Control as defined in Section 4.7 hereof and if Executive terminates his employment with the Company pursuant to the provisions of this Section 4.4 within twelve (12) months after a Change in Control, then Executive shall also receive any additional benefits described in Section 5.3 hereof.
4.5    Termination for Disability or Death. During the Term, Executive’s employment may be terminated by either party in the event Executive suffers a physical or mental disability (as described below), as determined in the reasonable opinion of a medical doctor selected by the agreement of the Company and Executive. In the event that the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. To the extent that the expenses associated with any such medical determination are not covered by medical insurance, the Company shall bear all such costs. Executive will be deemed to suffer a disability if Executive is unable, due to a physical or mental disability, to perform the essential functions of his job, with or without a reasonable accommodation, for a period of ninety (90) consecutive calendar days or one hundred eighty (180) nonconsecutive calendar days during any three hundred sixty five (365) calendar day period. If Executive is terminated because of a disability under this Section 4.5, he shall be entitled to such benefits as are generally available under the Company’s disability insurance policies by which he is covered, if any, and any additional coverage required pursuant to Section 3.3(d). If Executive dies or is terminated due to a disability under this Section 4.5, Executive or his estate shall be entitled to only the compensation and benefits described in Sections 5.1 and 5.6 hereof.
4.6    Termination due to Non-Renewal. During both the Initial Term and any Renewal Term, either party may allow this Agreement and Executive’s employment hereunder to terminate by notifying the other party of an intention not to renew the Initial Term or a Renewal Term, as applicable, in accordance with the provisions of Section 1 hereof. If Executive notifies the Company of his intention not to renew the Term in accordance with Section 1 and Executive’s employment hereunder thereafter terminates upon the expiration of the Term, then Executive shall be entitled to only the compensation and benefits described in Sections 5.1 and 5.5 hereof. If the Company notifies Executive of its intention not to renew the Term in accordance with Section 1 and Executive’s employment hereunder thereafter terminates upon the expiration of the Term, then Executive shall be entitled to only the compensation and benefits described in Sections 5.1 and 5.2 (or 5.3 to the extent applicable) hereof.
4.7    Definition of Change in Control. For purposes of this Agreement only, a “Change in Control” shall mean the consummation of (a) a merger or consolidation in which the shareholders of the Company immediately prior to the merger or consolidation cease to own at least 50% of the combined entity immediately following the merger or consolidation; (b) a sale of all or substantially all of the assets of the Company; (c) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended) of beneficial ownership of any capital stock of the Company, if, after such acquisition, such individual, entity or group owns more than 50% of either (i) the then-outstanding common stock of the Company or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors; or (d) the liquidation or dissolution of the Company.
4.8    Board Seat. Unless otherwise requested by the Board to remain on the Company’s Board, upon termination of Executive’s employment by either party for any reason, Executive will resign his position on the Board and any other positions he may hold with or for the benefit of the Company and/or its affiliates, including, but not limited to, as an officer and/or director of any Company subsidiaries.
5.    Payment Obligations Upon Termination.
5.1    Accrued Compensation and Benefits. Upon termination of Executive’s employment hereunder by either party for any reason, Executive (or his heirs, legal representatives or estate, as the case may be) will receive from the Company: (a) payment for any accrued, unpaid Base Salary through the termination date; (b) payment for any Bonus Compensation which has been awarded but not paid for calendar years prior to the year in which termination of Executive’s employment occurs (except in the case of Executive’s termination for Cause or resignation without Good Reason, unless other required by applicable law); (c) reimbursement for any unreimbursed expenses in accordance with the Company’s policies; and (d) payment of other amounts, entitlements and/or benefits, if any, to which Executive is entitled in accordance with applicable law and applicable plans, programs, arrangements and/or other agreements of the Company and any affiliate, including, without limitation, the Long Term Incentive (LTI) executive retirement benefit program (collectively, the “Accrued Compensation”).
5.2    Termination by the Company Without Cause or by Executive for Good Reason. In addition to payment of the Accrued Compensation due to Executive pursuant to Section 5.1 hereof, if the Company terminates Executive’s employment hereunder without Cause during the Term (other than due to Executive’s death or disability (as described in Section 4.5)), or if the Company notifies Executive of its intention not to renew the Term in accordance with Section 1 (other than in circumstances described in Section 5.3(II) below (Change in Control)), and Executive’s employment thereafter accordingly is terminated by the Company without Cause upon the expiration of the Term, or if Executive terminates his employment hereunder for Good Reason and Section 5.3 does not apply, then the Company will provide the following severance payments, benefits and entitlements to Executive (provided, however, that the Company will not have any obligation to pay any amounts under Sections 5.2(a) and (b) or to provide the benefits and entitlements described in Sections 5.2(c) and (d) unless and until after Executive has executed a release of claims favoring the Company in substantially the form attached as Exhibit B hereto, as such form may be modified by the Company for purposes of compliance with applicable legal requirements and as appropriately modified to provide for the payments, benefits and other entitlements to which Executive is entitled pursuant to this Section 5.2, within sixty (60) days of his termination date and until after the expiration of any revocation periods required by applicable law):
(a)    The Company will make a lump-sum payment equal to a pro rated portion of the average Bonus Compensation received by Executive for the two calendar years (or such lesser number of years for which he was employed by the Company) prior to the calendar year in which termination occurs (based upon the number of days in the year of termination through his termination date relative to 365) less any required taxes and withholdings, payable on the sixty-eighth (68th) day following the termination date;
(b)    The Company will continue paying Executive his annual Base Salary at the rate in effect on the termination date, less any required taxes and withholdings, for a period of twenty-four (24) months after the termination date, except that the first payment shall be made on the sixty-eighth (68th) day following the termination date and such first payment shall include all payments that would otherwise have been made between the date of termination and the first payment date; and
(c)    (i)    With respect to any stock options, stock appreciation rights, restricted stock units and shares of restricted stock granted to Executive pursuant to this Agreement or pursuant to any other written agreement between Executive and the Company that remain subject only to time-based vesting requirements, Executive will be entitled to twelve (12) months accelerated vesting such that all of such options, stock appreciation rights, restricted stock and restricted stock units will be vested as if Executive’s termination date were twelve (12) months later and as if Executive’s time-based stock options, stock appreciation rights, restricted stock and restricted stock units vested on a monthly basis (rather than on an annual basis) from the date of grant. Except as provided in Section 5.2(c)(ii) below, all of Executive’s stock options, stock appreciation rights, restricted stock units and restricted stock (whether subject to time-based and/or performance-based vesting) which remain unvested after giving effect to the acceleration provided for in the preceding sentence will be forfeited as of the termination date. Pursuant to Executive’s equity award agreements, Executive will have such period as provided in the applicable equity award agreement to exercise any such time-based vested stock options or stock appreciation rights that remain outstanding, but in no event shall Executive be able to exercise any equity awards later than the specified expiration dates of such awards.
(ii)    Executive will be entitled to vesting of any then-unvested performance-based restricted stock units and shares of restricted stock which are included in any performance-based equity awards granted to Executive pursuant to this Agreement or any other written agreement between Executive and the Company, but only if the performance period for such equity awards ends within twelve (12) months of Executive’s termination date, based upon achievement of the performance objectives within such performance period, and only if and to the extent that such unvested awards would have vested if Executive had continued employment with the Company through the end of the performance period. All such additional vesting of performance-based equity awards under this Section 5.2(c)(ii) shall be subject to and effective upon the determination by the Board (or applicable committee) of the requisite level of achievement.

Notwithstanding the foregoing or anything in this Agreement to the contrary, Executive will not receive any of the severance payments, benefits, and entitlements set forth in this Section 5.2 if Executive remains a member of the Company’s Board after termination of Executive’s employment.
However, such continued Board service as a member of the Board following termination of Executive’s employment will constitute continuous service for purposes of vesting of any of Executive’s then-unvested equity grants at the time of Executive’s termination of employment as President and Chief Executive Officer of the Company.
5.3    Termination Within 12 Months After a Change in Control. In addition to payment of any Accrued Compensation due to Executive pursuant to Section 5.1 hereof, if a Change in Control (as defined in Section 4.7 hereof) occurs, and, either (I) within twelve (12) months after a Change in Control, the Company terminates Executive’s employment hereunder without Cause (and not due to Executive’s death or disability (as described in Section 4.5)) or if Executive terminates his employment hereunder for Good Reason, or (II) during discussions which lead to a Change in Control or within twelve (12) months after a Change in Control, the Company delivers notice of its intention not to renew the Term in accordance with Section 1 and Executive’s employment thereafter accordingly is terminated by the Company without Cause upon the expiration of the Term, then the Company will provide the following severance payments, benefits and entitlements to Executive (provided, however, that the Company will not have any obligation to pay any amounts under this Section 5.3 or to provide the benefits and entitlements described in this Section 5.3 unless and until after Executive has executed a release of claims favoring the Company in substantially the form attached as Exhibit B hereto, as such form may be modified by the Company for purposes of compliance with applicable legal requirements and as appropriately modified to provide for the payments, benefits and other entitlements to which Executive is entitled pursuant to this Section 5.3, within sixty (60) days of his termination date and until after the expiration of any revocation periods required by applicable law):
(a)    The Company will provide Executive with the severance payments, benefits and entitlements described in Sections 5.2(a)-(b). In addition to those payments and benefits, any then-unvested stock options, restricted stock units, restricted stock and/or stock appreciation rights granted to Executive pursuant to this Agreement, the Prior Agreement or pursuant to any other written agreement between the Company and Executive to the extent that they are not performance-based equity awards will immediately be vested. For any performance-based equity awards, Executive will be entitled to accelerated vesting of all such performance-based equity based on the achievement of the applicable performance goals as of such date of termination, or if such calculation of the achievement of the applicable performance goals is not possible, then based on an assumed achievement of the performance goals at target.
(b)    Notwithstanding anything to the contrary in this Agreement, in any other agreement between Executive and the Company or in any plan maintained by the Company or any affiliate, if there is a 280G Change in Control (as defined in Section 5.3(b)(vii) below), the following rules shall apply:

(i)    Except as otherwise provided in Section 5.3(b)(ii) below, if it is determined in accordance with Section 5.3(b)(iv) below that any portion of the Payments (as defined in Section 5.3(b)(vii) below) that otherwise would be paid or provided to Executive or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (“Excise Tax”), then such Payments shall be reduced by the smallest total amount necessary in order for the aggregate present value of all such Payments after such reduction, as determined in accordance with the applicable provisions of Section 280G of the Code and the regulations issued thereunder, not to exceed the Excise Tax Threshold Amount (as defined in Section 5.3(b)(vii) below).
(ii)    No reduction in any of Executive’s Payments shall be made pursuant to Section 5.3(b)(i) above if it is determined in accordance with Section 5.3(b)(iv) below that the After-Tax Amount of the Payments payable to Executive without such reduction would exceed the After-Tax Amount of the reduced Payments payable to him in accordance with Section 5.3(b)(i) above. For purposes of the foregoing, the “After-Tax Amount” of the Payments, as computed with, and as computed without, the reduction provided for under Section 5.3(b)(i) above, shall mean the amount of the Payments, as so computed, that Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any Medicare or other employment taxes, and any other taxes) imposed on such Payments in the year or years in which payable.
(iii)    Any reduction in Executive’s Payments required to be made pursuant to Section 5.3(b)(i) above (the “Required Reduction”) shall be made as follows: first, any Payments that became fully vested prior to the 280G Change in Control and that pursuant to paragraph (b) of Treas. Reg. §1.280G-1, Q/A 24 are treated as Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their dates of payment to the extent that would not result in Executive being subject to a tax under Section 409A of the Code; second, any severance payments or benefits, performance-based cash or performance-based equity incentive awards, or other Payments, in all cases the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24, shall be reduced; and third, any cash or equity incentive awards, or nonqualified deferred compensation amounts, that vest solely based on Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of Section 280G of the Code and to the extent that cancellation of acceleration of dates of payment would not result in Executive incurring a tax under Section 409A of the Code) and then, if necessary, by canceling the acceleration of their vesting. In each case, the amounts of the Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.
(iv)    A determination as to whether any Excise Tax is payable with respect to Executive’s Payments and if so, as to the amount thereof, and a determination as to whether any reduction in Executive’s Payments is required pursuant to the provisions of Sections 5.3(b)(i) and (ii) above, and if so, as to the amount of the reduction so required, shall be made by no later than fifteen (15) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an accountant or tax professional (the “Tax Advisor”) selected by the Company. The Tax Advisor may be an employee, attorney or consultant of the Company, and all fees and expenses of the Tax Advisor shall be borne and directly paid solely by the Company. The Tax Advisor shall provide a written report of its determinations, including detailed supporting calculations, both to Executive and to the Company. Except as otherwise provided below in this Section 5.3(b)(iv) or Sections 5.3(b)(v) or (vi), the determinations made by the Tax Advisor pursuant to this Section 5.3(b)(iv) shall be binding upon Executive and the Company. If Executive questions or disputes any of the determinations made by the Tax Advisor and Executive and the Company are unable to resolve Executive’s questions or disputes to Executive’s satisfaction within fifteen (15) days after Executive gives notice to the Company of his questions or disputes, Executive and the Company shall jointly appoint an independent accountant (the “Accountant”), whose fees and expenses shall be equally borne and directly paid by the Company and Executive, to review the determinations made by the Tax Advisor, to modify those determinations as necessary, and to deliver a written report of any modifications, including detailed supporting calculations. If Executive and the Company cannot agree on the individual accountant or firm to serve as the Accountant, then Executive and the Company shall each select one individual accountant or accounting firm and those two shall jointly select the individual or accounting firm to serve as the Accountant. Except as otherwise provided in Section 5.3(b)(v) or (vi) below, the determinations made by the Accountant pursuant to this Section 5.3(b)(iv) shall be binding upon Executive and the Company.
(v)    If, notwithstanding (1) any determination made pursuant to Section 5.3(b)(iv) above that a reduction in Executive’s Payments is not required pursuant to Section 5.3(b)(i) above or (2) any reduction in Executive’s Payments made pursuant to Section 5.3(b)(i) above, the Internal Revenue Service (“IRS”) subsequently asserts that Executive is liable for Excise Tax with respect to such Payments, the Payments then remaining to be paid or provided to Executive shall be reduced as provided in Sections 5.3(b)(i) and (ii) above or shall be further reduced as provided in Section 5.3(b)(i) above, and (if still necessary after such reduction or further reduction) any Payments already made to Executive shall be repaid to the Company, to the extent necessary to eliminate the Excise Tax asserted by the IRS to be payable by Executive. Any such reduction or further reduction or repayment (A) shall be made only if the IRS agrees that such reduction or further reduction or repayment will be effective to avoid the imposition of any Excise Tax with respect to Executive’s Payments as so reduced or repaid and agrees not to impose such Excise Tax against Executive if such reduction or further reduction or repayment is made, and (B) shall be made in the manner described in Section 5.3(b)(iii) above.
(vi)    Notwithstanding anything to the contrary in the foregoing provisions of this Section 5.3(b), if (1) Executive’s Payments have been reduced pursuant to Section 5.3(b)(i) above and the IRS nevertheless subsequently determines that Excise Tax is payable with respect to Executive’s Payments, and (2) if the After-Tax Amount of the Payments payable to Executive, determined without any further reduction or repayment as provided in Section 5.3(b)(v) above, and without any initial reduction as provided in Section 5.3(b)(i) above, would exceed the After-Tax Amount of the Payments payable to him as reduced in accordance with Section 5.3(b)(i), then (A) no such further reduction or repayment shall be made with respect to Executive’s Payments pursuant to Section 5.3(b)(v) above, and (B) the Company shall pay to Executive an amount equal to the reduction in Executive’s Payments that was initially made pursuant to Section 5.3(b)(i). Such amount shall be paid to Executive in a cash lump sum by no later than (I) the 15th day of the third month following the close of the calendar year in which the IRS makes its final determination that Excise Tax is due with respect to Executive’s Payments, provided that by such day Executive has paid the Excise Tax so determined to be due, or (II) if later, the day that such amount would have been paid without regard to Section 5.3(b)(i) above.
(vii)    For purposes of the foregoing, the following terms shall have the following respective meanings:
(A)    “280G Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code and the regulations issued thereunder.
(B)    “Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to Executive or for his benefit in connection with a 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.
(C)    “Excise Tax Threshold Amount” shall mean an amount equal to (x) three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations issued thereunder, less (y) $1,000.

5.4    Termination by the Company for Cause. If the Company terminates Executive’s employment hereunder for Cause at any time during the Term, Executive will be entitled only to the compensation, benefits and entitlements described in Section 5.1 hereof and no further compensation, benefits or entitlements. In addition, all unexercised stock options and stock appreciation rights, whether vested or unvested, will immediately terminate upon Executive’s termination for Cause and all unvested restricted stock and restricted stock units held by Executive will be forfeited immediately upon such termination.
5.5    Termination by Executive Without Good Reason or by Executive for Nonrenewal. If Executive terminates employment with the Company without Good Reason during the Term, or if Executive delivers notice of an intention not to renew the Term in accordance with Section 1 and Executive’s employment hereunder thereafter terminates upon the expiration of the Term, Executive will be entitled only to the compensation, benefits and entitlements described in Section 5.1 hereof. In addition, all of Executive’s then-unvested stock options and stock appreciation rights will immediately terminate upon such termination of Executive and all of Executive’s unvested restricted stock and restricted stock units will be forfeited immediately upon such termination. After termination of employment with the Company, Executive will have such period as provided in the applicable equity award agreements (but in no event later than any specified expiration date of such stock options or stock appreciation rights) to exercise any and all vested stock options and stock appreciation rights; thereafter, any unexercised options and stock appreciation rights will terminate.
5.6    Termination Due to Death or Disability. If Executive’s employment hereunder is terminated due to death or disability (as described in Section 4.5) during the Term, Executive will be entitled to the compensation and benefits described in Sections 5.1 and 5.2(a) hereof. All of Executive’s other unvested restricted stock and restricted stock units will be forfeited immediately upon termination of Executive and all then-unvested stock options and stock appreciation rights will be forfeited immediately upon such termination. After termination of employment with the Company, Executive will have such period as provided in the applicable equity award agreements (but in no event later than any specified expiration date of such stock options or stock appreciation rights) to exercise any and all vested stock options and stock appreciation rights; thereafter, any unexercised stock options and stock appreciation rights will terminate.
5.7    No Mitigation or Offset. In the event of any termination of employment under Section 4, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain or other service that he may provide.
5.8    Severance Compensation. In the event that the Company reasonably determines that Executive has breached the Employee Nondisclosure and Developments Agreement between Executive and the Company (a copy of which is attached hereto as Exhibit A), the provisions of Section 6 or Section 7 below, or the terms of any other secrecy, confidentiality, noncompetition, no-solicit, no-hire or other restrictive covenants or clauses contained in any agreement with the Company and/or one or more subsidiaries (even if such covenants, clauses or agreements are held invalid or unenforceable), Execute shall forfeit all severance pay and benefits under Sections 5.2 through 5.6 above along with all outstanding equity-based awards, and

Executive shall be obligated to promptly repay the Company an amount equal to all severance pay and benefits already received, including equity-based compensation and all gains and profits arising therefrom. Notwithstanding the foregoing, nothing under this Section shall limit the Company’s remedies hereunder, under the Employee Nondisclosure and Developments Agreement or under any other agreements containing secrecy, confidentiality, noncompetition, no-solicit and/or no-hire covenants or clauses or otherwise against Executive for violations thereof.
6.    Nondisclosure; Developments; Return of Materials. As a condition of employment with the Company, Executive agrees that the Employee Nondisclosure and Developments Agreement between the Company and Executive dated December 11, 2019, a copy of which is attached hereto as Exhibit A and incorporated herein by reference as if fully set out herein, remains in full force and effect. Executive further agrees that upon termination of this Agreement, or upon request by the Company, Executive shall turn over to the Company all documents, files, office supplies and any other material or work product in his possession or control which were created pursuant to or derived from Executive’s services to the Company. Notwithstanding any other provision hereof, Executive will be entitled to retain (a) papers and other materials of a personal nature, including without limitation personal photographs, personal correspondence, personal diaries, personal calendars and personal rolodexes, personal phone books and files relating to his personal affairs, (b) information showing Executive’s compensation or relating to his reimbursement of business related expenses, (c) information Executive reasonably believes may be needed for the planning and preparation of his personal tax returns and (d) copies of plans, programs, arrangements and other agreements with the Company or an affiliate relating to Executive’s employment with or separation from the Company.
7.    Noncompetition and Other Restrictive Covenants. In exchange for the consideration offered hereunder, the receipt and sufficiency of which is hereby acknowledged by Executive, Executive agrees as follows.
7.1    Noncompetition Provisions. Executive recognizes and agrees that the Company has many substantial, legitimate business interests that can be protected only by Executive agreeing not to compete with the Company or its subsidiaries under certain circumstances. These interests include, without limitation, the Company’s contacts and relationships with its customers, the Company’s reputation and goodwill in the industry, the financial and other support afforded by the Company, and the Company’s rights in its confidential information. Executive therefore agrees that during his employment with the Company and for the twelve (12) month period of time following the termination of such employment by either party for any reason, he will not, without the prior written consent of the Company, engage in any of the following activities in the United States (the “Protected Zones”), relating to the Protected Businesses (as defined below):
(a)    engage in, manage, operate, control or supervise, or participate in the management, operation, control or supervision of, any business or entity which provides products or services directly competitive with those being actively developed, manufactured, marketed, sold or otherwise provided by the Company or its subsidiaries as of the date of termination with the Company in any role in which he performs the same or similar services that he performed for the Company, including but not limited to any material management functions within that organization (the “Protected Businesses”) in the Protected Zones;
(b)    have any ownership or financial interest, directly or indirectly, in any entity in the Protected Zones engaged in the Protected Businesses, including, without limitation, as an individual, partner, shareholder (other than as an owner of an entity in which Executive owns less than 5% of the economic interests), officer, director, executive, principal, agent or consultant;
(c)    for himself or in conjunction with any other person or business entity or organization, solicit, acquire or conduct any Protected Business from or with any customers of the Company or its subsidiaries (as defined below) in the Protected Zones;
(d)    solicit or attempt to solicit, employ or retain (or have or cause any other person or business entity or organization to solicit, employ or retain) any of the employees or independent contractors of the Company or its subsidiaries (or any individual who was an employee or independent contractor of the Company or its subsidiaries within the twelve (12)-month period prior to Executive’s termination of employment with the Company) or induce (or have or cause any other person or business entity or organization to induce) any such persons to terminate their employment or contractual relationships with any such entities; and/or
(e)    serve as an employee, consultant, contractor, officer or director of any entity engaged in any of the Protected Businesses in the Protected Zones, in any role in which he performs the same or similar services that he performed for the Company, including but not limited to any material management functions within that organization.
For purposes of this Section 7, customers of the Company or its subsidiaries shall include those customers to whom the Company or any subsidiaries provided products or services at the time of or within twelve (12) months prior to the termination of Executive’s employment.
7.2    Separate Covenants. The parties understand and agree that the noncompetition agreement set forth in this Section 7 shall be construed as a series of separate covenants not to compete: one covenant for each country, state and province within the Protected Zone, one for each separate line of business of the Company, and one for each month of the noncompetition period. If any restriction set forth in this Section 7 is held by a court of competent jurisdiction to be unenforceable with respect to one or more geographic areas, lines of business and/or months of duration, then Executive agrees, and hereby submits, to the reduction and limitation of such restriction to the minimal extent necessary so that the provisions of this Section 7 shall be enforceable.
7.3    Limitations. Nothing contained in this Agreement or in Exhibit A attached hereto shall prohibit Executive from utilizing his skill, acumen or experience after the termination of his employment with the Company, provided that such activities do not otherwise violate this Section 7. In addition, nothing in Section 7 shall prohibit Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (a) the Division in which Executive is employed, or to which Executive provides services, does not engage in the Protected Businesses (as defined in Section 7.1(a) hereof); (b) Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise that engages in the Protected Businesses (individually, a “Competitive Division” and collectively, the “Competitive Divisions”); and (c) any Competitive Divisions of the third party with whom Executive is employed or engaged to provide services, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprises’ consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to Executive’s commencement of employment or engagement with such Division. For the avoidance of doubt, Executive shall remain bound by the Employee Nondisclosure and Developments Agreement attached hereto as Exhibit A.
7.4    Acknowledgement. EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 7 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.
8.    Indemnification.
8.1    General Indemnification Provisions. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board, or if greater, by the laws of the State of Delaware, against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, successors, personal representatives, assigns, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.
8.2    Insurance Coverage. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers and directors.

9.    Savings Provision. The Company and Executive agree and stipulate that the agreements set out in Section 7 of this Agreement and in the Employee Nondisclosure and Developments Agreement between the Company and Executive dated December 11, 2019 attached hereto as Exhibit A are fair and reasonably necessary for the protection of the business, goodwill, confidential information, and other protectable interests of the Company in light of all of the facts and circumstances of the relationship between Executive and the Company. In the event a court of competent jurisdiction should decline to enforce those provisions, such provisions shall be deemed to be modified to restrict Executive to the maximum extent which the court shall find enforceable; provided, however, in no event shall the above provisions be deemed to be more restrictive to Executive than those contained herein.
10.    Injunctive Relief. Executive acknowledges that the breach or threatened breach of any of the nondisclosure or noncompetition covenants contained herein or in Exhibit A hereto would give rise to irreparable injury to the Company, which injury would be inadequately compensable in money damages. Accordingly, notwithstanding the provisions of Section 20 hereof, the Company may seek and obtain a restraining order and/or injunction from a court of competent jurisdiction, prohibiting the breach or threatened breach of any of the nondisclosure or noncompetition covenants contained herein or in Exhibit A hereto, in addition to and not in limitation of any other legal remedies which may be available. Executive further acknowledges and agrees that the acknowledgements and covenants set out above are necessary for the protection of the Company’s legitimate goodwill and business interests and are reasonable in scope and content. Similarly, the Company acknowledges and agrees, notwithstanding the provisions of Section 20 hereof, that Executive may seek equitable relief in a court of competent jurisdiction with respect to any obligations related to the nondisclosure or noncompetition covenants contained herein or in Exhibit A hereto.
11.    Enforcement. The provisions of this Agreement shall be enforceable, and payments and provision of benefits and other entitlements to Executive required to be made pursuant hereto shall be made in accordance herewith, notwithstanding the existence of any claim or cause of action against the Company by Executive or against Executive by the Company, whether predicated on this Agreement or otherwise.
12.    Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the State of South Carolina, without regard to conflict of law principles.
13.    Waiver of Breach. The waiver of any breach of any provision of this Agreement or failure to enforce any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party.
14.    Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:    Blackbaud, Inc.
    65 Fairchild Street
    Charleston, South Carolina 29492
    Attention: Senior Vice President and General Counsel

With a copy to:    Blackbaud, Inc.
    65 Fairchild Street
    Charleston, South Carolina 29492
    Attention: Chief People and Culture Officer

If to Executive:    Michael P. Gianoni
    1914 Middle Street
    Sullivan’s Island, SC 29482

15.    Modification. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. No modification or waiver by the Company shall be effective without the consent of at least a majority of the Board members then in office at the time of such modification or waiver, excluding Executive’s vote as a director on such matters.
16.    Entirety. This Agreement, including the exhibits hereto, as it may be amended pursuant to the terms hereof, represents the complete and final agreement of the parties and shall control over any other statement, representation or agreement by the Company related to the subject matter hereof (e.g., as may appear in employment or policy manuals). This Agreement supersedes in its entirety any prior negotiations, discussions or agreements, either written or oral, between the parties with regard or relating to the employment of Executive by the Company; provided that, for the avoidance of doubt, the Employee Nondisclosure and Developments Agreement between the Company and Executive dated December 11, 2019 remains in full force and effect.
17.    Survival. The provisions of this Agreement and in Exhibits A and B hereto relating to post-termination compensation, benefits and other entitlements (including, without limitation, severance benefits and related rights), confidentiality and noncompetition and other restrictive covenants, return of materials, governing law, notices, arbitration, withholding, and Section 409A, and other provisions which by their terms or nature are intended to survive Executive’s termination of employment with the Company and the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement.

18.    Severability. Without in any way limiting the provisions of Sections 7.2 and 9, in case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed and reformed to the maximum extent permitted by law.
19.    Binding Effect; Successors. This Agreement shall inure to the benefit of Executive and his heirs, successors, and personal representatives. Executive acknowledges that the services to be rendered by him are unique and personal in nature. Accordingly, Executive may not assign or delegate any of his duties or obligations under this Agreement. The Company shall have the right to assign or transfer this Agreement to any successor of all of its business or assets which assumes and agrees to perform this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
20.    Arbitration. Other than with respect to any disputes concerning Executive’s obligations under Sections 6 or 7 of this Agreement or Exhibit A hereto, in the event of any dispute or claim arising out of or in connection with this Agreement or the enforcement of rights hereunder, such dispute or claim shall be submitted to binding arbitration in accordance with S.C. Code Ann. § 15-48-10 et seq., as amended, and the then-current rules and procedures of the American Arbitration Association’s (the “AAA’s”) National Rules for the Resolution of Employment Disputes. Any arbitration initiated under this Agreement shall be conducted solely between the parties to this Agreement, and under no circumstances shall this Agreement allow or authorize arbitration of any claims as parties to a class or collective action or class or collective arbitration. The arbitrator shall be selected by an agreement of the parties to the dispute or claim from the panel of arbitrators selected by the AAA, or, if the parties cannot agree on an arbitrator within thirty (30) calendar days after the notice of a party’s desire to have a dispute settled by arbitration, then the arbitrator shall be selected by the AAA in Charleston, South Carolina. The arbitrator shall apply the laws of the State of South Carolina, without reference to rules of conflict of law or statutory rules of arbitration, to the merits of any dispute or claim. Under established legal standards pertaining to the claim(s) made, the arbitrator shall have the power to grant summary judgment upon the request of either party, prior to commencement of the arbitration hearing. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all AAA arbitration fees. Each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The determinations reached by the arbitrator shall be final and binding on all parties hereto without any right of appeal or further dispute. Execution of the determination by such arbitration may be sought in any court of competent jurisdiction.

In the event of any arbitration as provided under this Agreement, or the enforcement of rights hereunder, the arbitrator shall have the authority to, but shall not be required to, award the prevailing party his or its costs and reasonable attorneys’ fees, to the extent permitted by applicable law.
21.    Withholding. All compensation hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
22.    Representation. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee and director of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Company. In addition, Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate Executive’s employment for Cause.
23.    Section 409A.
(a)    It is intended that this Agreement and the payments hereunder will, to the fullest extent possible, be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and the Agreement shall be interpreted to that end to the fullest extent possible. In this regard, it is intended that the severance pay in Section 5.2(a) be exempt from Section 409A as a short-term deferral under Treas. Reg. §1.409A-1(b)(4) and the maximum amount of severance pay possible in Sections 5.2(b) and 5.3(a) be exempt from Section 409A as separation pay upon involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii). However, to the extent that any payment or benefit (or portion thereof) provided pursuant to this Agreement is determined to be subject to Section 409A, this Agreement shall be interpreted in a manner that complies with Section 409A to the fullest extent possible. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this paragraph) would result in Executive being subject to the payment of interest or any additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the least possible economic effect on Executive as reasonably determined in good faith by the Company and Executive. Notwithstanding any other provisions of this Agreement, the Company does not guarantee that any nonqualified deferred compensation under this Agreement complies with or is exempt from Section 409A, and shall not have any liability to or indemnify Executive or any other person with respect to any tax consequences that arise from any failure to comply with or meet an exemption under Section 409A.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered separation pay upon involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii) or nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c)    Notwithstanding anything in this Agreement to the contrary, the right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments in accordance with Section 409A and Treasury Reg. §1.409A-2(b)(2)(iii).
(d)    Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s separation from service from the Company: (a) the Company has stock which is publicly-traded on an established securities market and (b) Executive is a “specified employee” within the meaning of Section 409A and the Treasury Regulations thereunder using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A and the Treasury Regulations, then no payment, compensation, benefit or entitlement payable or provided to Executive in connection with his separation from service that is determined by the Company, in whole or in part, to constitute a payment of nonqualified deferred compensation within the meaning of Section 409A shall be paid or provided to Executive before the earlier of (i) Executive’s death or (ii) the first business day that is six (6) months after the date of his separation from service date (the “New Payment Date”). The aggregate of any payments, compensation, benefits and entitlements that otherwise would have been paid to Executive during the period between the date of his separation from service date and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments, compensation, benefits and entitlements that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
(e)    In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a deferral of compensation within the meaning of Section 409A.
(f)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are not excluded from Executive’s taxable income and are nonqualified deferred compensation subject to Section 409A, then except as permitted by Section 409A (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.
24.    Counterparts. This Agreement may be executed in counterparts, but all such counterparts shall together constitute one and the same instrument.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Employment and Noncompetition Agreement on the Signing Date set forth above.

COMPANY:

By:	/s/ Andrew Leitch
Name:	Andrew Leitch
Title:	Chairman of the Board

EXECUTIVE:

/s/ Michael P. Gianoni
Michael P. Gianoni

EXHIBIT A
See Attached.

EXECUTION VERSION

EMPLOYEE NONDISCLOSURE AND DEVELOPMENTS AGREEMENT

THIS EMPLOYEE NONDISCLOSURE AND DEVELOPMENTS AGREEMENT is made and entered into on December , 2019 by and between Blackbaud, Inc., a Delaware corporation (the "Company") and Michael P. Gianoni ("Employee").
WHEREAS, the Company desires to employ Employee subject to the terms and conditions set forth herein; and
Employee desires to be employed by the Company and is willing to agree to the terms and conditions set forth herein; and
Employee understands that, in its business, the Company has developed and uses commercially valuable technical and nontechnical information and that, to guard the legitimate interests of the Company, it is necessary for the Company to keep such information confidential and to protect such information as trade secrets or by patent or copyright; and
Employee recognizes that the computer programs, system documentation, manuals and other materials developed by the Company are the proprietary information of the Company, that the Company regards this information as valuable trade secrets and that its use and disclosure must be carefully controlled; and
Employee further recognizes that, although some of the Company's customers and suppliers are well known, other customers, suppliers and prospective customers and suppliers are not so known, and the Company views the names and identities of these customers, suppliers and prospective customers and suppliers, as well as the content of any sales proposals, as being the Company's trade secrets; and
Employee further recognizes that any ideas, software or Company processes that presently are not being sold, and that therefore are not public knowledge, are considered trade secrets of the Company; and
Employee understands that special hardware and/or software developed by the Company is subject to the Company's proprietary rights and that the Company may treat those developments, whether hardware or software, as either trade secrets, copyrighted material or patentable material, as applicable; and
Employee understands that all such information is vital to the success of the Company's business and that Employee, through Employee's employment, has or may become acquainted with such information and may contribute to that information through inventions, discoveries, improvements, software development, or in some other manner;
NOW, THEREFORE, in consideration of the foregoing premises and Employee's employment and/or continuation of employment, the parties agree as follows:

1.    Employee will not at any time, whether during or after the termination of his employment, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party that the Company is under an obligation to keep confidential (including, but not limited to, trade secrets or confidential information respecting inventions, research, products, designs, methods, knowhow, formulae, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), except (i) as may be required in the ordinary course of performing his duties as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, and Employee shall keep secret all matters entrusted to him and shall not use or attempt to use any such information in any manner that may injure or cause loss to the Company.

(a)    Pursuant to the federal Defend Trade Secrets Act of 2016, 18 USC § 1832, the Company shall not retaliate or take adverse action against Employee , and disclosure shall not be a violation of this Agreement if it is based on Employee’s disclosure of information that (i) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.    If at any time or times during Employee's employment, Employee shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) that relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or that may be used in relation therewith (herein called the "Developments"), such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Employee shall promptly disclose to the Company each such Development and hereby assigns any rights Employee may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto to the Company. Upon the request of the Company and without further remuneration by the Company, but at the expense of the Company, Employee will execute and deliver all documents and do other acts which are or may be necessary to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain, extend and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments.

3.    Employee understands that this Agreement does not create an obligation on the Company or any other person or entity to continue Employee's employment.

4.    Employee represents that the Developments, if any, identified on Exhibit 1 attached hereto comprise all the unpatented and uncopyrighted Developments that Employee
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has made or conceived prior to or otherwise not in connection with Employee's employment by the Company, which Developments are excluded from this Agreement. Employee understands that it is necessary only to list the title and purpose of such Developments but not the details thereof.

Employee further represents that Employee's performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee's employment by the Company. Employee has not entered into, and Employee agrees he will not enter into, any agreement either written or oral in conflict herewith.

5.    Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

6.    Employee hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then exist.

7.    Employee's obligations under this Agreement shall survive the termination of Employee's employment regardless of the manner of such termination and shall be binding upon Employee's heirs, executors, administrators and legal representatives.

8.    As used in this Agreement, the term "Company" shall include Blackbaud, Inc. and any of its subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. This Agreement may be amended only in a writing signed by each of the parties hereto.

9.    This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without regard to conflict of laws principles. This Agreement may be executed in counterparts, but all such counterparts shall together constitute one and the same instrument.

[THE NEXT PAGE IS THE SIGNATURE PAGE]
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IN WITNESS WHEREOF, the undersigned have executed this Employee Nondisclosure and Developments Agreement as a sealed instrument as of the date first above written.

EMPLOYEE:

/s/ Michael P. Gianoni
Michael P. Gianoni

COMPANY:

By:	/s/ Andrew Leitch
Name:	Andrew Leitch
Title:	Chairman of the Board

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EXHIBIT B
General Release
______________ _____, 20__
VIA HAND DELIVERY
[Name]
[Address]
Re: Separation Agreement and General Release of all Claims
Dear [●]:
As discussed, your employment with Blackbaud, Inc. (“Blackbaud”) will end on _______________ ____, ______ (the “Separation Date”). As soon as possible and no later than the Separation Date, please return all Blackbaud property, including, but not limited to, any equipment, keys or passes, software, files, samples, training materials, programs and documents (including any copies) to Blackbaud’s Chief People and Culture Officer or his/her designee, except as otherwise specifically provided in Section 7 of the enclosed Separation Agreement and General Release of all Claims (the “Agreement”).
The Agreement contains the severance benefits you are entitled to pursuant to Section 5.2 or 5.3 (as applicable) of the Employment and Noncompetition Agreement, in exchange for your complete release of claims against Blackbaud. Therefore, Blackbaud encourages you to read the enclosed Agreement carefully and to consult with an attorney before signing it.
If you agree with the terms of the enclosed Agreement and wish to receive the severance benefits described in this Agreement, you must sign and date the enclosed Agreement and return the signed and dated copy to Blackbaud’s Chief People and Culture Officer by hand delivery or by depositing it in the U.S. mail in the enclosed self-addressed, stamped envelope by the close of business on the sixtieth (60th) day after the date of termination of employment. Once you sign this Agreement, you will have seven (7) days to revoke your acceptance by giving written notice of such revocation to Blackbaud’s Chief People and Culture Officer. To be effective, the notice of revocation must actually be received by Blackbaud’s Chief People and Culture Officer within the seven (7) day revocation period.

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By dating and signing below in the space provided below, you are acknowledging only that you received this letter and the enclosed Agreement on the date indicated.
BLACKBAUD, INC.
By:
Print Name:
Its:
******************************************************************************
I hereby acknowledge that I have received a copy of this letter and the Separation Agreement and General Release of all Claims on this date.

[●]	Date

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THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION PURSUANT TO THE FEDERAL ARBITRATION ACT (9 U.S.C. § 1 ET SEQ.) AND/OR THE S.C. UNIFORM ARBITRATION ACT (S.C. CODE § 15-48-10 ET SEQ.)
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (the “Agreement”) is entered into by and between [●] (“Employee”), residing at [●], and BLACKBAUD, INC. (“Blackbaud”), having its principal office at 65 Fairchild Street, Charleston, South Carolina 29492.
WHEREAS, Employee and Blackbaud are parties to that certain Amended and Restated Employment and Noncompetition Agreement, dated as of [●] (the “Employment Agreement”);
WHEREAS, Employee and Blackbaud are terminating the employment relationship between them pursuant to Section [___] of the Employment Agreement, and wish to resolve any and all claims or disputes that may exist between them by executing this Agreement; and
WHEREAS, unless otherwise defined herein, capitalized terms not specifically defined in this Agreement will have the same definition as provided in the Employment Agreement.
NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, as well as the payment of certain benefits to Employee as hereinafter recited, the receipt and sufficiency of which are hereby acknowledged by Employee, it is agreed as follows:
1.    Separation of Employment; Accrued Compensation. Employee’s last date of employment with Blackbaud will be __________________________ (the “Separation Date”). Regardless of whether Employee signs this Agreement, in accordance with Section 5.1 of the Employment Agreement, Blackbaud will make payment to Employee for: (a) any accrued, unpaid Base Salary through the Separation Date; (b) payment for any Bonus Compensation which has been awarded but not paid for calendar years prior to the year in which termination of Employee’s employment occurs (except in the case of Employee’s termination for Cause or resignation without Good Reason, unless other required by applicable law); (c) reimbursement for any unreimbursed expenses in accordance with the Company’s policies; and (d) payment of other amounts, entitlements and/or benefits, if any, to which Employee is entitled in accordance with applicable law and applicable plans, programs, arrangements and/or other agreements of the Company and any affiliate.
2.    Severance Benefits. If Employee executes this Agreement in accordance with [Section 5.2 or 5.3 (as applicable)] of the Employment Agreement and does not revoke it as permitted by Section 14 hereof, Employee will receive the following severance benefits:
[To be completed based on applicable triggering event]
Employee further acknowledges and agrees that except as specifically provided in this Agreement, he is not eligible for, and will not receive, any additional payments, compensation, benefits or entitlements from Blackbaud.
3.    Consideration to Employee. In consideration of Employee’s execution of this Agreement, Blackbaud will provide Employee with the payments and benefits described in Section 2 herein.
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4.    Blackbaud Benefits. Employee understands and agrees that except as specifically provided in Section 1 and Section 2 of this Agreement, his entitlement to all Blackbaud-provided benefits will cease as of the Separation Date.
5.    Post-Termination Obligations. Employee acknowledges, agrees, and hereby affirms that while employed by Blackbaud, he was subject to valid and enforceable non-solicitation, non-disclosure and non-competition obligations (as provided in Section 7 of the Employment Agreement and in Exhibit A thereto, both of which are incorporated herein by reference as if fully set out herein) that placed certain restrictions on Employee during his employment and continue to apply, by their terms, following his separation from employment with Blackbaud for any reason. Employee acknowledges and agrees that these non-solicitation, non-disclosure and non-competition obligations are and at all times have been fully enforceable against him. Employee acknowledges and agrees that such provisions of the Employment Agreement and related Employee Nondisclosure and Developments Agreement will continue to apply following the Separation Date and are fully enforceable. Employee acknowledges and agrees that he has read and understands these non-solicitation, non-disclosure and non-competition obligations and the obligations under the Employee Nondisclosure and Developments Agreement and has had the opportunity to consult with counsel regarding these obligations.
6.    COBRA Election. Upon loss of health care coverage, Employee will be entitled to elect continuation of his health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Blackbaud will provide Employee with information explaining his right to continue his medical, dental and vision coverage (to the extent applicable) under COBRA after the Separation Date.
7.    Return of Blackbaud Property. Employee relinquishes all right, title and interest to, and will return to Blackbaud all property belonging to Blackbaud, including, but not limited to, equipment, identification cards, keys, corporate credit card(s), customer lists, information, confidential information, trade secrets, developments, forms, formulae, plans, documents, systems, designs, methodologies, product features, technology, and other written and computer materials, and copies of the same, belonging to Blackbaud, its affiliates, or any of their customers, within Employee’s possession or control and he will not at any time copy or reproduce the same. Notwithstanding any other provision hereof, Employee will be entitled to retain (a) papers and other materials of a personal nature, including without limitation personal photographs, personal correspondence, personal diaries, personal calendars and personal rolodexes, personal phone books and files relating to his personal affairs, (b) information showing Employee’s compensation or relating to his reimbursement of business related expenses, (c) information Employee reasonably believes may be needed for the planning and preparation of his personal tax returns and (d) copies of plans, programs, arrangements and other agreements with Blackbaud or an affiliate relating to Employee’s employment with or separation from Blackbaud.
8.    Release of Claims. In consideration of the payments and benefits granted hereunder, Employee, on behalf of himself and his heirs and assigns, hereby irrevocably and unconditionally releases and forever discharges, except as to obligations arising under this Agreement, Blackbaud, its officers, directors, affiliates, agents and employees, and their successors and assigns, from any and all claims, causes of action, liability, damages, expenses and/or losses of whatever
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kind or nature (including related attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, that Employee may now have or has ever had arising directly or indirectly out of the Employment Agreement (including any and all attachments thereto), his employment, or his separation from employment, with Blackbaud, by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement.
This waiver, release and discharge includes, without limitation, any and all claims related to any wrongful or unlawful discharge, discipline or retaliation, any contract of employment, whether express or implied, compensation including commissions, Blackbaud’s benefit plans and the management thereof, defamation, slander, libel, invasion of privacy, intentional or negligent infliction of emotional distress, breach of any covenant of good faith and fair dealing, and any other claims relating to Employee’s employment, or separation from employment, with Blackbaud. This waiver, release and discharge further applies, but is not limited, to any or all claims arising under any state or federal employment discrimination law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Americans with Disability Act, Executive Order 11246; the federal Family and Medical Leave Act; the South Carolina Payment of Wages Act (S.C. Code Ann. § 41-10-10 et seq.); the Employee Retirement Income Security Act of 1974; and any other applicable federal, state or local statute, regulation or common law regarding employment, employee benefits, discrimination in employment, or the termination of employment.
Employee expressly waives all claims against Blackbaud, including those which he does not know or suspect to exist in his favor as of the date of this Agreement. All such claims are forever barred by this Agreement whether they arise in contract or tort or under a statute or any other law. The final release of all claims by Employee against Blackbaud (to the extent provided herein) constitutes a material part of the consideration flowing from Employee to Blackbaud under this Agreement; provided, however, that nothing in this Agreement prohibits Employee from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency, Securities Exchange Commission, or other federal or state agency (except that Employee acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). Notwithstanding the foregoing or any other provision contained herein, Employee does not release any of the following:
(a)    Employee’s rights under Section 17 of the Employment Agreement;
(b)    claims that Employee may have against Blackbaud under this Agreement;
(c)    claims that arise after the date of this Agreement;
(d)    claims with respect to any accrued or vested rights or entitlements that Employee has under any applicable written plan, program, arrangement of, or other written agreement, including this Agreement, with, Blackbaud or an affiliate;
(e)    Employee’s right to be indemnified and to have his expenses reimbursed by Blackbaud pursuant to the Employment Agreement, the Certificate of Incorporation and Bylaws of Blackbaud and under applicable law and
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pursuant to Blackbaud’s directors’ and officers’ liability insurance policies with respect to any liability and/or expenses he incurs or incurred as an employee, officer and/or director of Blackbaud or an affiliate;
(f)    any right or entitlement Employee may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he, Blackbaud and/or an affiliate and/or employee of Blackbaud and/or an affiliate are jointly liable; and
(g)    Employee’s lawful ability to bring an administrative charge with a federal, state or local government agency. However, Employee shall not be entitled to monetary relief on his part, except where such waiver is prohibited by law.
9.    Entire Agreement. This Agreement constitutes the entire agreement and understanding between Employee and Blackbaud with respect to all matters pertaining to Employee’s employment and termination, except that nothing herein will be deemed to modify or release any of Employee’s continuing obligations to Blackbaud under the Employment Agreement, or any other confidentiality, trade secret and invention assignment agreement signed by Employee, including but not limited to the Employee Nondisclosure and Developments Agreement between the Company and Employee dated December 11, 2019.
10.    Governing Law. This Agreement will be construed under the laws of South Carolina, without regard to conflict of law principles.
11.    Arbitration. In the event of any dispute or claim arising out of or in connection with this Agreement or the enforcement of rights hereunder, such dispute or claim shall be submitted to binding arbitration in accordance with S.C. Code Ann. § 15-48-10 et seq., as amended, and the then-current rules and procedures of the American Arbitration Association’s (the “AAA’s”) National Rules for the Resolution of Employment Disputes. Any arbitration initiated under this Agreement shall be conducted solely between the parties to this Agreement, and under no circumstances shall this Agreement allow or authorize arbitration of any claims as parties to a class or collective action or class or collective arbitration. The arbitrator shall be selected by an agreement of the parties to the dispute or claim from the panel of arbitrators selected by the AAA, or, if the parties cannot agree on an arbitrator within thirty (30) calendar days after the notice of a party’s desire to have a dispute settled by arbitration, then the arbitrator shall be selected by the AAA in Charleston, South Carolina. The arbitrator shall apply the laws of the State of South Carolina, without reference to rules of conflict of law or statutory rules of arbitration, to the merits of any dispute or claim. Under established legal standards pertaining to the claim(s) made, the arbitrator shall have the power to grant summary judgment upon the request of either party, prior to commencement of the arbitration hearing. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Employee or Blackbaud would be entitled to seek in a court of law. Employee and Blackbaud shall equally share all AAA arbitration fees. Each party
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is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Employee or Blackbaud from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The determinations reached by the arbitrator shall be final and binding on all parties hereto without any right of appeal or further dispute. Execution of the determination by such arbitration may be sought in any court of competent jurisdiction. Notwithstanding the foregoing, Blackbaud or Employee may bring a suit in any court of competent jurisdiction regarding any dispute concerning Employee’s obligations under Section 7 of the Employment Agreement or Exhibit A thereto.
In the event of any arbitration as provided under this Agreement, or the enforcement of rights hereunder, the arbitrator shall have the authority to, but shall not be required to, award the prevailing party his or its costs and reasonable attorneys’ fees, to the extent permitted by applicable law.
12.    No Admissions. The promises and payments described herein are not to be construed as an admission of any liability by either party with respect to any federal, state or local statute or regulation or other common law claims. The promises and payments made herein are in consideration of Employee’s release of claims against Blackbaud.
13.    Voluntary Execution. Employee understands and acknowledges that he was advised and is hereby advised in writing to consult with an attorney before executing this Agreement, and further acknowledges that he has been given a reasonable opportunity to do so. By signing below, Employee acknowledges that he has been afforded at least twenty-one (21) days from the date of his receipt of this Agreement to review and consider the Agreement’s terms.
Employee further acknowledges that he understands the contents of this Agreement, that this Agreement is entered into freely and voluntarily, and that it is not predicated or influenced by any representations of Blackbaud or any of its employees or agents other than those stated in this Agreement. Employee has carefully read, understands, and is voluntarily entering into this Agreement, and hereby attests that he fully understands the extent and importance of its provisions. Employee further acknowledges that he is fully competent to execute this Agreement and that he does so voluntarily and without any coercion, undue influence, threat or intimidation of any kind or type.
14.    Right to Revoke. Employee understands, agrees, and acknowledges that he has seven (7) days following his execution of this Agreement to revoke the Agreement and has been, and hereby is, advised that this Agreement will not become effective or enforceable, and all payments or obligations recited herein will not be paid, until the revocation period has expired. Revocation must be in writing and received by Blackbaud’s Chief People and Culture Officer before the end of business on the seventh (7th) day after Employee’s execution of this Agreement.
15.    Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
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16.    Section 409A. The provisions of Section 23 of the Employment Agreement are incorporated herein by reference and will continue to apply in accordance with their terms, including without limitation, to any payments under this Agreement.
17.    Counterparts. This Agreement may be executed in counterparts, but all such counterparts shall together constitute one and the same instrument.
Signed and accepted by Employee on ______________ ____, 20__:
EMPLOYEE

BLACKBAUD, INC.
By:
Title:
Date:
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